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                                   EXHIBIT 5

            OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP.


                                 April 7, 2000

eCollege.com
10200 A East Girard Avenue
Denver, Colorado 80231

          Re: eCollege.com (the "Company") Registration Statement for Offering of an Aggregate of 4,043,752 Shares of Common Stock
               ------------------------------------------------------------

Ladies and Gentlemen:

          We have acted as counsel to eCollege.com, a Delaware corporation (the "Company") in connection with the registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an aggregate of 4,043,752 shares of the Company's Common Stock (the "Shares") including (i) a reserve of 3,353,752 shares of the Company's common stock (the "Shares") for issuance under the Company's 1999 Stock Incentive Plan (the "Incentive Plan") (ii) an initial reserve of 666,667 Shares for issuance under the Company's 1999 Employee Stock Purchase Plan (the "Purchase Plan"), (collectively, the "Plans") and (iii) 23,333 Shares issuable under the warrant issued to Mr. Redner pursuant to a written compensation agreement (the "Warrant").

          This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

          We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and Amendment of the Incentive Plan, the establishment of the Purchase Plan and the issuance of the Warrant. Based on such review, we are of the opinion that, if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the (a) provisions of option agreements duly authorized under the Incentive Plan and in accordance with the Registration Statement, (b) duly authorized direct stock issuances in accordance with the Incentive Plan and in accordance with the Registration Statement, (c) duly authorized stock purchase rights granted and exercised under the Purchase Plan and in accordance with the Registration Statement, or (d) a duly authorized issuance in accordance with the Warrant and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

          We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

          This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans, the Warrant or the Shares issuable under such Plans or the Warrant.

                              Very truly yours,

                              /s/ Brobeck, Phleger & Harrison LLP

                              BROBECK, PHLEGER & HARRISON LLP